WASHINGTON REAL ESTATE INVESTMENT TRUST DEFERRED COMPENSATION FOR OFFICERS

Effective January 1, 2007

As Amended and Restated January 1, 2011

(includes all amendments to date)

TABLE OF CONTENTS

ARTICLE        PAGE
Article I.    Definitions    1
Article II.    Eligibility and Participation    4
Article III.    Participant Deferrals and Matching Contributions    5
Article IV.    Participants' Accounts    7
Article V.    Funding    8
Article VI.    Payment of Benefits    9
Article VIL    Administration    10
Article VIII.    Miscellaneous    12

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WASHINGTON REAL ESTATE INVESTMENT TRUST DEFFERED COMPENSATION PLAN FOR OFFICERS

This is the Washington Real Estate Investment Trust Deferred Compensation Plan for Officers (the "Plan"), as adopted effective January 1, 2007. The Plan is intended to provide each officer of Washington Real Estate Investment Trust ("WRIT") with the opportunity to defer a percentage of his or her salary and his or her incentive award under WRIT's short term incentive program, and to receive an employer matching contribution with respect to a deferral of an incentive award.
This Plan is intended to be an unfunded plan maintained by WRIT primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in sections 201(2), 301(3) and 401(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Plan is also intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

ARTICLE I. DEFINITIONS

When used herein, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

1.1"Account" means the bookkeeping account maintained for each Participant on the books of WRIT that is comprised of the following subaccounts:

1.1.1"Salary Deferral Accounts" to which a Participant's Salary Deferrals, as described in Section 3.1, and Earnings thereon, are credited;

1.1.2"STI Deferral Accounts" to which a Participant's STI Deferrals, as described in Section 3.2, are credited; and

1.1.3"Matching Contribution Accounts" to which Matching Contributions made by WRIT, as described in Section 3.3, are credited.

A Salary Deferral Account shall be created for each Participant for each Plan Year that such Participant makes Salary Deferrals. An STI Deferral Account and a Matching Contribution Account shall be created for each Participant for each Plan Year that such Participant makes STI Deferrals.

1.2"Beneficiary" means the Participant's spouse or other person or persons designated by the Participant in the manner prescribed by the Committee to receive his Account balance under the Plan, in the event of his death prior to full payment of his Account balance. If a Participant has no spouse and makes no effective Beneficiary designation, then the Participant's Beneficiary shall be the Participant's estate.

1.3"Board" means the Board of Trustees of WRIT.

1.4"Change in Control" means an occasion upon which (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of WRIT or a corporation owned, directly or indirectly, by the shareholders of WRIT in substantially the same proportions as their ownership of Shares of WRIT, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Trust representing 35% or more of the combined voting power or combined total fair market value of WRIT's then outstanding securities; or (ii) during any period of twelve (12) consecutive months (not including any period prior to the adoption of this Plan), individuals who at the beginning of such period constitute the Board and any new trustee (other than a trustee designated by a person who has entered into an agreement with WRIT to effect a transaction described in clauses (i) or (iii) of this Paragraph) whose election by the Board or nomination for election by WRIT's shareholders was approved by a vote of at least a majority of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) (a) WRIT merges or consolidates with any other corporation or trust, other than a merger or consolidation which would result in the voting securities of WRIT outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power or at least 50% of the combined total fair market value of the securities of WRIT or such surviving entity outstanding immediately after such merger or consolidation, (b) WRIT adopts a plan of complete liquidation and in connection therewith terminates this Plan, or (c) WRIT completes the sale or other disposition of all or substantially all of its assets.

1.5"Code" means the Internal Revenue Code of 1986, as amended.

1.6"Committee" means the individual or committee appointed by WRIT to administer this Plan.

1.7"Distribution Date" means which of the following dates is applicable:

1.7.l the date selected by the Participant for distribution of his Salary Deferral Account, in accordance with his deferral election under Section 3.1 or his re-deferral election under Section 3.4; or

1.7.2 the date selected by the Participant for distribution of his STI Deferral Account and his Matching Contribution Account, in accordance with his deferral election under Section 3.2 or his re-deferral election under Section 3.4.

1.8"Earnings" means the rate of interest applicable to a Participant's Salary Deferral Account. The rate shall equal the Company's weighted average interest on its fixed rate bonds as of December 31 of each calendar year. Such rate may be changed to any other rate approved by the Board as of any subsequent January 1.

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1.9"Effective Date" means January 1, 2007.

1.10"Employee" means any individual employed by WRIT.

1.11"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.12"Matching Contribution" means the amount allocated to the Participant's Employer Matching Contribution Account in accordance with Section 3.2.

1.13"Officer" means an Employee who is a corporate officer of WRIT.

1.14"Participant" means an Officer who becomes a Participant as provided in Section
2.2.

1.15"Plan" means the Washington Real Estate Investment Trust Deferred Compensation Plan for Officers, as set forth herein and as it may be amended from time to time.

1.16"Plan Year" means the calendar year, beginning with calendar year 2007.

1.17"Retirement" means the Participant's retirement on or after the earlier of (i) the Participant's 65th birthday, and (ii) the first date that the Participant has attained age 55 and completed 20 years of continuous employment as an Employee (determined without regard to any periods during which the Participant was absent on an authorized leave).

1.18"RSU" means a Restricted Share Unit, issued under the authority of the Share Grant Plan, or any successor of such plan, which has a value equal to the value of a Share.

1.19"Salary" means the amount of base salary paid to a Participant by WRIT during a Plan Year that is taken into account under the Plan. For each Participant, Salary shall include: the base salary paid to him by WRIT during the Plan Year, including any amounts that would be paid to him but for an election under a qualified cash or deferred arrangement under section 401(k) or the Code; a cafeteria plan under section 125 of the Code; a qualified transportation fringe benefit under section 132(f) of the Code; or any non-qualified deferred compensation plan maintained by WRIT, including this Plan. Except as provided in the preceding two sentences, Salary shall not include any allocations, contributions, or payments by WRIT under this Plan or any plan or plans for the benefit of its employees, including any severance plan or separation agreement, special one-time awards, or payments under any short or long:-term incentive plan, fringe benefits (whether or not a fringe benefit within the meaning of the Code), or any amounts identified by WRIT as expense allowances or reimbursements, regardless of whether such amounts are treated as wages under the Code.

1.20"Salary Deferral" means the amount a Participant elects to defer out of his Salary, in accordance with Section 3.1.

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1.21"Share" means a share of beneficial interest in WRIT that is publicly traded on the New York Stock Exchange.

1.22"Share Grant Plan" means the Washington Real Estate Investment Trust Share Grant Plan, as amended, and any succesor plan approved by the shareholders of the Trust, pursuant to which RSUs may be granted and Shares issued to Participants and other employees of WRIT.

1.23"STI Deferral" means the amount of a Participant's STI Award that such Participant has elected to defer, in accordance with Section 3.2.

1.24"STI Award" means that portion of the award granted to a Participant under WRIT's short-term incentive plan and paid to the Participant for services performed during a Plan Year as of December 15th of such Plan Year, or that would be paid to the Participant on such date but for the Participant's STI Deferral election under Section 3.2.
1.25"Total and Permanent Disability" means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as a result of which the Participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of WRIT. The determination of whether the Participant's physical or mental impairment satisfies the conditions set forth in this Section 1.25 shall be made under a disability insurance program covering employees of WRIT; provided, however, that if the Participant is determined to be totally disabled by the Social Security Administration, his physical or mental impairment shall be deemed to satisfy the conditions of this Section.

1.26"Unforeseeable Emergency" means a severe financial hardship of the Participant or Beneficiary, resulting from an illness or accident of the Participant or Beneficiary, the Participant's or Beneficiary's spouse, or the Participant's or Beneficiary's dependent (as defined in section 152(a) of the Code); loss of the Participant's or Beneficiary's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary, as described regulations issued under Section 409A of the Code, as determined by the Committee. An Unforeseeable Emergency shall not include any financial hardship to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the service provider's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the arrangement.

ARTICLE II. ELIGIBILITY AND PARTICIPATION

2.1Eligibility. Each Officer who is employed as an Officer on the Effective Date shall be eligible to participate in the Plan. Each individual who is hired as an Officer after the

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Effective Date, or who is promoted to an Officer position after the Effective Date, shall be eligible to participate in the Plan beginning on the January 1 following the date of his employment or his promotion, as applicable.

2.2Participation. An Officer who is eligible to participate may become a Participant by electing to make a Salary Deferral, in accordance with Section 3.1, or an STI Deferral with respect to his STI Award payable on or about December 15th of the Plan Year following his election, in accordance with Section 3.2.

2.3Cessation of Participation. A Participant shall cease to be a Participant on the earlier of the following dates: (i) the date of his termination of employment for any reason, (ii) the date the entire vested balance of his Account is paid to him; or (iii) the date the Board determines that he shall no longer be a Participant. A Participant whose participation is terminated shall nevertheless remain entitled to receive the vested balance of his Account (as determined under Article IV) in accordance with Article VI.

ARTICLE III. PARTICIPANT DEFERRALS AND MATCHING CONTRIBUTIONS

3.1Salary Deferrals. Each Participant may elect to have his Salary reduced by a whole percentage or a set dollar amount and the amount of the reduction·paid into his Salary Deferral Account for such Plan Year by completing and filing an election form provided by the Committee during the annual election period specified by the Committee, which shall end not later than December 15th of the year preceding the Plan Year to which the Participant's election relates. A Participant shall be required to complete and file a new election, in accordance with this Section 3.1, for each Plan Year that the Participant elects to make Salary Deferrals.

3.1.1Contents of Election. The Participant's election under this Section 3.1 shall specify the following:

3.1.1.1The percentage or dollar amount of Salary reduction elected by the Participant to be paid into his Salary Deferral Account for the Plan Year; and

3.1.1.2The Distribution Date selected by the Participant for the Salary Deferrals, which shall be no earlier than the the third anniversary of the first day of the Plan Year to which the Salary Deferral election relates.

3.1.2Modification; Revocation and Termination. A Participant may not change or revoke his election under this Section 3.1 during a Plan Year. A Participant's election will automatically terminate as of (1) the end of the Plan Year to which the election relates, or (2) the date of the Participant's termination of employment. A Participant may make a new election, which changes the percentage or dollar amount to be withheld from his Salary effective as of the first day of the next Plan Year by completing and filing a new election during the annual election period that precedes the Plan Year to which the election relates.

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3.2STI Deferrals. Each Participant may elect to have his STI Award for a Plan Year reduced by a whole percentage or a set dollar amount, and the amount of the reduction converted into RSUs and allocated to his STI Deferral Account for such Plan Year, by completing and filing an election form provided by the Committee during the annual election period specified by the Committee, which shall end not later than December 15th of the year preceding the Plan Year for which the STI Award is paid. A Participant shall be required to complete and file a new election, in accordance with this Section 3.2, for each Plan Year that the Participant elects to make STI Deferrals.

3.2.l Contents of Election. The Participant's election under this Section 3.2 shall specify the following:

3.2.1.1The percentage or dollar amount of Salary reduction elected by the Participant to be converted into RSUs and allocated to his STI Deferral Account for the Plan Year; and

3.2.1.2For elections made during enrollment periods ending December 15, 2006 or 2007, for STI Deferrals of STI Awards payable in 2007 or 2008, the Distribution Date selected by the Participant for his STI Deferral, which shall be no earlier than the third anniversary of the date on which the STI Award to which the STI Deferral election relates would have been paid to the Participant, but for his deferral election; or

3.2.1.3For elections made after 2007, for STI Deferrals of STI Awards payable after 2008, the Distribution Date selected by the Participant for his STI Deferral, which shall be no earlier than the fifth anniversary of the date on which the STI Award to which the STI Deferral election relates would have been paid to the Participant, but for his deferral election.

3.2.2 Modification; Revocation and Termination. A Participant may not change or revoke his election under this Section 3.1 during a Plan Year. A Participant's election will automatically terminate as of (i) the end of the Plan Year to which the election relates, or (ii) the date of the Participant's termination of employment. A Participant may make a new election, which changes the percentage or dollar amount to be withheld from his STI Award for the next Plan Year by completing and filing a new election during the annual election period that precedes the Plan Year to which the election relates.

3.3Employer Matching Contributions. For each Plan Year that a Participant elects to make an STI Deferral, WRJT shall credit to a Matching Contribution Account established for such Participant for the Plan Year that number of RSUs equal in value to 25% of the value of the RSUs credited to the Participant's STI Deferral Account for such Plan Year. The Distribution Date elected by the Participant for his STI Deferrals for such Plan Year shall apply to his Matching Contribution Account for such Plan Year.

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3.4Re-Deferral Elections. A Participant may elect to defer the Distribution Date of any of his Salary Deferral Accounts, STI Deferral Accounts, or Matching Contribution Accounts, elected (or determined) under Section 3.1, Section 3.2, or Section 3.3, as applicable, by electing, at least 12 months in advance of the Djstribution Date initially elected under such Section (the "initial Distribution Date"), a new Distribution Date that is not less than five years after the initial Distribution; provided, however, that such election shall not take effect until at least 12 months after the date the re-deferral election is made.

ARTICLE IV. PARTICIPANTS' ACCOUNTS

4.1Crediting of Accounts.

4.1.1Participant Salary Deferrals and STI Deferrals made under Section 3.1 and Section 3.2, respectively, shall be credited to the Participant's Salary Deferral Account and STI Deferral Account, as applicable, as of the date such amounts would have been paid to the Participant but for his elections. Employer Matching Contributions made under Section 3.3 shall be credited to a Participant's Matching Contribution Account as of the same date that the STI Deferral to which it relates is credited.

4.1.2A Participant's Salary Deferral Accounts shall be credited with Earnings attributable to the balance of such Accounts, as of the last day of each calendar quarter and at such other times as the Committee may determine in its discretion.

4.1.3A Participant's STI Deferral Accounts and Matching Contribution Accounts shall be credited with the cash equivalent of dividends declared on Shares, equal in value to the RSUs allocated to such Accounts, as of the date such dividends are declared.

4.2Vesting of Participant Deferral Accounts. A Participant shall be fully vested in his Salary Deferral Accounts and his STI Deferral Accounts at all times.

4.3Vesting of Matching Contribution Accounts.

4.3.1Full Vesting. A Participant who is employed by WRIT on the date any of the events described in this Section 4.3.1 occurs shall be 100% vested in each of his Matching Contribution Accounts upon the earliest to occur of the following events:

4.3.1.1The third anniversary of the date the STI Award to which such Matching Contribution Account relates would have been paid to a Participant but for his deferral election under Section 3.2;

4.3.1.2The date a Participant sustains a Total and Permanent Disability;

4.3.1.3The Participant's death; or

4.3.1.4A Change in Control.

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4.3.2Pro Rata Vesting. If, prior to the occurrence of an event described in Section 4.3.1, a Participant terminates employment on account of Retirement, or if such Participant's employment is involuntarily terminated by WRIT on account of a reduction in force, such Participant shall vest in a pro rata portion of the RSUs allocated to each of his Matching Contribution Accounts, which shall be determined by multiplying the number ofRSUs allocated to such Account by a fraction, the numerator of which is the number of "months of employment" the Participant has been employed by WRIT, following the date the RSUs were allocated to the Participant's Account and the denominator of which is 36. For purposes of this Section 4.3.2, a month of employment shall be each 30 day period, beginning in the date following the date the RSUs were allocated to such Participant's Account under Section 4.3.1 during which a Participant has been an Employee of WRIT for at least 16 days.

4.3.3Forfeitures. A Participant who terminates employment with WRIT for any reason prior to the third anniversary of the date that RSUs were credited to one or more of his Matching Contribution Accounts and terminates employment with WRIT for any reason other than an event of full or pro rata vesting described in Section 4.3.1 or Section 4.3.2 shall forfeit his entire Matching Contribution Account as of the date of termination. If a Participant vests in a pro rata portion of one or more of his Matching Contribution Accounts on account a termination of employment described in Section 4.3.2, he shall forfeit any portion of the Matching Contribution Accounts that has not vested under Section 4.3.2 on the date of his employment termination.

4.4Reduction in Account for Unforeseeable Emergency Distributions. Notwithstanding anything to the contrary in the Plan, a Participant's Account shall be reduced by the amount of any distributions on account of an Unforeseeable Emergency under Section 6.4.

ARTICLE V. FUNDING

5.1Funding. WRIT shall establish a grantor trust for the purpose of maintaining Participant Accounts. The trust so created shall conform to the terms of the model trust provided by the Internal Revenue Service as described in Revenue Procedure 92-64. Notwithstanding the establishment of such trust, it is the intention of WRIT and the Participants that the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Plan constitutes a mere promise by WRIT to pay benefits in the future. To the extent that any Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of WRIT.

ARTICLE VI. DISTRIBUTION OF ACCOUNTS

6.1Entitlement to Benefits. Except as otherwise provided in this Article VI, a Participant (or his Beneficiary, in the case of his death) shall be entitled to a distribution of the balance of one or more of his Accounts upon the earliest to occur of the following:

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6.1.1The Distribution Date selected by the Participant, with respect to such Account, in accordance with the applicable Section of Article IV;

6.1.2In the case of a Participant's Salary Deferral Account, unless the Participant has elected to re-defer the Distribution Date under Section 3.4 (and such election has become effective), the date of his termination of employment;

6.1.3The Participant's death;

6.1.4The date the Participant sustains a Total and Permanent Disability; or

6.1.5Except in the case of an Account with respect to which the Participant has re-deferred his Distribution Date under Section 3.4 (and such election has become effective), a Change in Control.

6.2Timing of Benefit Payment. A Participant who is entitled to receive a distribution of his Account shall be paid the balance of such Account at the time determined under this Section 6.2.

6.2.1Objectively Determinable Distribution Date. If a Participant is entitled to a distribution of one or more of his Accounts following a Distribution Date that is a specified time that is objectively determinable at the time such amounts are deferred, the Account or Accounts shall be distributed to such Participant as soon as practicable following the specified Distribution Date.

6.2.2Death, Disability, or Change in Control. If a Participant or Participant's Beneficiary is entitled to a distribution of one or more of the Participant's Accounts on account of the Participant's Total and Permanent Disability or death, or as a result of a Change in Control, the Account shall be distributed to such Participant or his Beneficiary as soon as practicable following the occurrence of such event.

6.2.3Termination of Employment. If a Participant has elected as his Distribution Date for one or more of his Accounts the date of his termination of employment for any reason, including his Retirement, such Account or Accounts shall be distributed as of the date six months after the date of such termination of employment; provided, however, that if the Participant dies during the six-month period following his termination of employment, his Beneficiary shall be paid the entire balance of his Account as soon as practicable after his death.

6.3Form of Payment. All payments to a Participant (or a Participant's beneficiary, in the event of the Participant's death) of the balance of one or more of the Participant's Account shall be made in the form determined under this Section 6.3.

6.3.1Salary Deferral Accounts. The balance of a Participant's Salary Deferral Account shall be distributed in a cash lump sum at the time or times determined under Section 6.2.

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6.3.2 STI Deferral Accounts; Matching Contribution Accounts. The balance of a Participant's STI Deferral Account or Matching Distribution Account shall be distributed in Shares and cash. Shares shall be distributed in an amount equal to the number of RSUs allocated to such Account, and the balance of such Account shall be distributed in a cash lump sum.

6.4Unforeseeable Emergency Distributions. Notwithstanding anything in this Plan to the contrary, a Participant who has an Unforeseeable Emergency may request a distribution of all or a portion of the balance of one or more of Accounts. Distributions on account of an Unforeseeable Emergency may be permitted only to the extent determined by the Committee to be reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Such distribution shall be made as soon as administratively practicable after the Committee determines that the request shall be granted. The Participant shall be required to provide any information reasonably necessary for the Committee to determine whether an Unforeseeable Emergency exists and the amount of the distribution necessary to relieve the hardship resulting from such Unforeseeable Emergency. The balance of the Participant's Account shall be reduced to reflect any distribution to a Participant made in accordance with this Section 6.4.

ARTICLE VII. ADMINISTRATION

7.1Plan Interpretation. The Committee shall have the authority to interpret the Plan and to determine the amount and time of payment of benefits and other issues arising in the administration of the Plan. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Committee shall be final and conclusive for all Plan purposes.

7.2Claims Procedure.

7.2.1Initial Determination. Upon presentation to the Committee of a claim for benefits under the Plan, the Committee shall make a determination of the validity thereof. If the determination is adverse to the claimant, the Committee shall furnish to the claimant within 90 days after the receipt of the claim a written notice setting forth the following:
a)the specific reason or reasons for the denial;

b)specific references to pertinent provisions of the Plan on which the denial is based;

c)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

d)a description of the Plan's review procedures, and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse determination.

If it is necessary to .extend the period of time for making a decision beyond 90 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension. In no event shall the extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.

7.2.2 Appeal Procedure. In the event of a denial of a claim, the claimant or his duly authorized representative may appeal such denial to the Committee for a full and fair review of the adverse determination. The claimant's request for review must be in writing and made to the Committee within 60 days after receipt by the claimant of the written notification described in Section 7.2.1; provided, however, that such 60-day period shall be extended if circumstances so warrant. The claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits, and may submit written comments, documents, records and other information relating to his claim, which shall be given full consideration by the Committee in its review. The Committee may, in its sole discretion, conduct a hearing. A request for a hearing made by the claimant will be given full consideration. At such hearing, the claimant shall be entitled to appear and present evidence and be represented by counsel.

7.2.3 Decision on Appeal. A recommendation on a request for review shall be made by the Committee to the Board, and a decision shall be made by the Board not later than 60 days after receipt of the request; provided, however, in the event of a hearing or other special circumstances, such decision shall be made not later than 120 days after receipt of such request. If it is necessary to extend the period of time for making a decision beyond 60 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension. The Board's decision on review, if adverse to the claimant, shall state in writing the specific reasons and references to the Plan provisions on which it is based. Such decision shall be promptly provided to the claimant.

7.2.4 Arbitration. In the event that the Board's decision on review is adverse to the claimant, the claimant or his duly authorized representative may appeal such decision by submitting a request for arbitration to the American Arbitration Association within 60 days after receipt by the claimant of the written notification described in Section 7.2.3. Such appeal shall be adjudicated in Washington, D. C. by a single independent arbitrator pursuant to the Employee Benefits Plan Claims Arbitration Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on all parties hereto and judgment may be entered in any court having jurisdiction. Each party shall bear its own costs in any arbitration proceeding held hereunder and the parties shall share the cost of the arbitrator.

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ARTICLE VIII. MISCELLANEOUS

8.1No Effect on Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of WRIT nor limit the right of WRIT to discharge any Participant.

8.2Spendthrift Provisions. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and WRIT shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.

8.3Governing Law. The Plan is established under and will be construed according to the laws of the State of Maryland (without regard to its conflict of laws provisions), to the extent that such laws are not preempted by ERISA and valid regulations promulgated thereunder.

8.4Incapacity of Recipient. In the event a Participant is declared incompetent and a conservator or other person legally charged with the care of the person or the estate of such Participant is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to the conservator or other person legally charged with the care of such Participant. Except as provided in the preceding sentence, should the Committee, in its discretion, determine that a Participant is unable to manage his personal affairs, the Committee may make distributions to any person for the benefit of such Participant, provided the Committee makes a reasonable good faith judgment that such person shall expend the funds so distributed for the benefit of such Participant.

8.5Taxes. Any taxes imposed upon a Participant as a result of his participation in the Plan shall be the sole responsibility of the Participant. WRIT shall have the right to deduct from the Participant's compensation or any payment made pursuant to this Plan any federal, state, local or other taxes required to be deducted or withheld from such compensation or payment, as the Committee may determine in its sole discretion.

8.6Amendment or Termination. WRIT reserves the right to amend or terminate the Plan by or pursuant to action of the Board when, in the sole opinion of WRIT, an amendment or termination is advisable. Any amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of the resolution. No amendment or termination of the Plan shall directly or indirectly deprive any Participant of all or any portion of the Participant's Account considered to be vested under the Plan before the date of amendment or termination. Further, no amendment or termination of the Plan shall cause benefits under the Plan to be distributed except at the time and in the form provided under Article VI. Notwithstanding the preceding sentence, however, if the Plan is terminated under circumstances

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with respect to which an acceleration of benefit payments would be permitted under final regulations issued by the U.S. Department of Treasury under section 409A of the Code, WRIT reserves the discretion to distribute benefits in accordance with the requirements of such regulations.

8.7Entire Agreement. Except with respect to any retirement plan maintained or contributed to by WRIT for the benefit of a substantial number of its full-time employees, this Plan constitutes the entire agreement and understanding between WRIT and the Participants with respect to the deferral of Salary or STI Awards..

8.8Severability. If any provision of this Plan conflicts with the law under which the Plan is to be construed or is determined to be invalid or unenforceable by any court of competent jurisdiction or an arbitrator, such provision shall be deleted from the Plan and the Plan shall be construed to give full force and effect to the remaining provisions thereof.

8.9Construction. The masculine gender shall include the feminine and the singular the plural, unless the context clearly requires otherwise.

To record its adoption of the Plan, Washington Real Estate Investment Trust has caused its authorized officers to affix its corporate name and seal this 1 day of January, 2011.

WASHINGTON REAL ESTATE
INVESTMENT TRUST

By: /s/ Laura M. Franklin
Title: Corp Secretary

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